Exhibit 99.1

DatChat Announces Stock Repurchase Plan

New Brunswick , NJ, Jan. 10, 2023 -- DatChat, Inc. ("DatChat" or the "Company") (Nasdaq: DATS), a secure messaging, metaverse, and social media company, announced today that its Board of Directors has authorized a Stock Repurchase Plan under which the Company may repurchase up to $2,000,000 of the Company’s outstanding common stock, par value $0.0001 per share. Additionally, the Board has approved EF Hutton to be engaged as the broker to implement the Repurchase Plan.

“We believe repurchasing our common stock is an attractive use of capital, given recent market prices,” stated Darin Myman, Chief Executive Officer of the Company.

The shares may be repurchased from time to time in open market transactions, or other means in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-18 of the Exchange Act. The timing, number of shares repurchased, and prices paid for the stock under this program will depend on general business and market conditions as well as corporate and regulatory limitations, including blackout period restrictions

About DatChat, Inc.

DatChat Inc. is a blockchain, cybersecurity, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat's patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient's device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Press Contact:

Anna Walsh

Pace Public Relations

917-969-7081